EXHIBIT 5.1

OPINION OF BRUNSON CHANDLER & JONES, PLLC

July 19, 2013

To: Board of Directors, Colorado Income Holdings, Inc.

RE:  Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration of up to $3,000,000 in debt securities issued by Colorado Income Holdings, Inc.  (“Colorado Income Holdings” or the “Company”) to be sold according to the terms and conditions set forth in the Registration Statement (collectively, the “Notes”).

In that capacity, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Colorado Income Holdings is a corporation duly organized and validly existing under the laws of the State of Colorado.

2. The Notes covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed upon consideration therefore, will be duly authorized and, upon the sale thereof, will be duly authorized validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Proceedings" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/Brunson Chandler & Jones, PLLC
Brunson Chandler & Jones, PLLC